Exhibit 10.2

AMENDMENT AND WAIVER

Amendment and Waiver dated as of July 8, 2005 (hereinafter “Agreement” or “Amendment and Waiver”) between Analysts International Corporation, a Minnesota corporation, (hereinafter “the Company”), and David J. Steichen (hereinafter “Executive”).

WHEREAS, Executive is employed as the Chief Financial Officer of the Company pursuant to the terms of an Employment Agreement dated as of August 18, 1999 (hereinafter “Employment Agreement”); and

WHEREAS, Executive, as part of his employment with the Company, has executed an Agreement (hereinafter “Change in Control Agreement”) providing for certain payments and benefits under certain circumstances subsequent to a “Change in Control” as that term is defined therein; and

WHEREAS, Paragraph 2 of the Change in Control Agreement further provides, in part, that Executive may terminate his employment for any reason during a one-month period beginning on the first day of the eleventh month following a Change in Control (hereinafter “Eleventh Month Right to Terminate”) following a Change in Control and/or for “Good Reason” during the thirty-six month period following a Change in Control and receive, among other things, a cash payment (hereinafter the “Change in Control Payment”) equal to 2.99 times his “Eligible Earnings,” as that term is defined therein; and

WHEREAS, Executive holds options to purchase shares of the Company’s common stock (“Options”) under one or more of the Company’s stock option plans, (specifically, the Analysts International Corporation 1994 Stock Option Plan, the Analysts International Corporation 1999 Stock Option Plan, the Analysts International Corporation 2000 Nonqualified Stock Option Plan, the Analysts International Corp. 2004 Equity Incentive Plan, (collectively, the “Plans”)); and

WHEREAS, pursuant to the terms of certain of the Plans or by resolution adopted by the Company’s Board of Directors (or a committee thereof) the vesting of such Options will accelerate upon completion of the Merger; and

WHEREAS, the Company has entered into an Agreement and Plan of Merger (hereinafter “Merger Agreement”), dated as of April 12, 2005, with Computer Horizons Corp. (hereinafter “CHC”) and JV Merger Corp., a wholly-owned subsidiary of CHC; and

WHEREAS, the Merger contemplated by the Merger Agreement constitutes a Change in Control as defined in the Change in Control Agreement; and

WHEREAS, the Company and CHC have agreed and Executive has agreed in principle that, effective with the consummation of the Merger,  he will be employed by CHC as its Chief Financial Officer without reduction in Executive’s current gross base salary; and

WHEREAS, Executive and the Company have agreed that in exchange for the consideration set forth herein, Executive will forego and waive certain rights to receive the Change in Control Payment and other payments, rights and benefits under the Change in Control Agreement as further detailed herein; and

NOW, THEREFORE, in consideration of the foregoing, the agreements set forth below and other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

1.             Waivers.

a.     Waiver of Eleventh Month Right to Terminate.  Executive hereby expressly waives his Eleventh Month Right to Terminate his employment and receive any Change in Control Payment, as set forth in Section 2.(i) of the Change in Control Agreement.

b.     Waiver of Good Reason.  Executive hereby expressly waives his right to terminate his employment and receive any Change in Control Payment pursuant to Sections 13.(a), 13.(b), 13.(c) and 13.(d)(as it relates to travel only and only to the extent that the travel required by Executive’s position with CHC or the Company does not exceed 50% of Executive’s work time) of Exhibit A of the Change in Control Agreement. Executive’s waiver of Good Reason pursuant to Sections 13.(a) and 13.(b) is limited to the Merger and Executive’s contemplated employment with CHC or the Company immediately following completion of the Merger.

c.     Waiver of Acceleration of Vesting of Options.  Executive hereby waives the accelerated vesting of any Options held by him pursuant to the Plans except if Executive’s employment is terminated:  i) by CHC or the Company for any reason except Cause (as the term “Cause” is defined in the Change in Control Agreement); or ii) by Executive for Good Reason (except as waived pursuant to Paragraph 1.a of this Agreement).  Such Options shall continue to vest in accordance with the vesting schedule or schedules associated with the grant of such Options.

2.             Consent to Amendment of Paragraph 2.(a) of the Change in Control Agreement.  Paragraph 2.(a) of the Change in Control Agreement is hereby deleted in its entirety and in lieu thereof the following provision is inserted:

(a)   Cash Payment.  Not more than 10 days following the Date of Termination, or, if later, not more than 10 days following the date of the Change in Control, the Company will make a lump-sum cash payment to Executive in an amount equal to (i) 2.99 times Executive’s Eligible Earnings, less (ii) any incentive compensation payments made to Executive for the year ending after Executive’s Date of Termination, less (iii) an amount equal to the cash payment(s) and any restricted shares of Company common stock awarded to Executive (the “Restricted Stock”) in exchange for certain waivers associated with the Company’s merger with Computer Horizons Corp.  The value of the Restricted Stock shall be the price of CHC commons stock at the close of the last regular NASDAQ trading session prior to the date of Executive’s Change in Control termination, as reported by The Wall Street Journal or a comparable reporting service, or, if no sale of such stock shall have occurred on such date, on the next preceding day on which a sale of stock occurred.

3.             Consideration.  In exchange for the waiver(s) and consents set forth in Paragraphs 1 and 2 of this Agreement, Executive shall receive the consideration set forth below.

a.  Cash Payment.  On the Effective Date, Executive shall receive a lump sum payment in the gross amount of $170,000 (one hundred seventy thousand dollars).  Such payment will be subject to tax, benefits and other required or voluntary withholding.

b.  Restricted Stock.  On the Effective Date, Executive shall receive seventy-five thousand (75,000) shares of Restricted Stock issued pursuant to the Company’s 2004 Equity Incentive Plan and subject to a two-year vesting schedule for removal of the restrictive legend on the stock certificate issued after such award.  Executive shall sign a standard Restricted Stock Award agreement containing the restrictions outlined herein and such other terms and conditions required by the Company as determined in the sole discretion of the Company’s Board of Directors or the Compensation Committee of the Company’s Board of Directors.

4.             Effective Date.  This Amendment and Waiver shall be effective after approval of the Merger by CHC’s and the Company’s respective shareholders.   The parties agree that if the transaction between the Company and CHC is not consummated, the waivers and consents contained in this Amendment and Waiver shall be null and void, and Executive shall repay or surrender, as the case may be, any and all consideration received pursuant to this Amendment and Waiver.  The parties agree that in the event that the transaction is consummated, but Executive is not employed after the consummation of the transaction as contemplated by this Amendment and Waiver, the terms of Executive’s Change in Control Agreement shall control, and the parties shall take all appropriate action necessary and cooperate to the fullest extent to give effect to the terms of the Change in Control Agreement.

5.             Additional Covenants.

a.  Consent of CHC.  The provisions of this Agreement shall be subject to, and shall have no effect until, consent in writing by CHC.

b.  Employment with CHC.  It is contemplated by the Company and Executive that Executive’s employment agreement with CHC following the Merger shall include reasonable change in control provisions generally calling for, at a minimum, a cash payment of two times the sum of gross annual base salary plus targeted incentive compensation.

6.             Advice of Counsel.  Executive understands and acknowledges that he has been free to seek the advice of his own counsel and hereby acknowledges that he has either sought such advice and counsel prior to executing this Amendment and Waiver or has chosen to forego such right.

7.             Effect of Amendment and Waiver. Except as expressly amended or waived as set forth in this Amendment and Waiver, all of the other provisions of Executive’s Change in Control Agreement shall remain in full force and effect without modification or waiver unless later agreed to in writing.

8.             Governing Law. This Amendment and Waiver shall be governed by and construed in accordance with laws of the State of Minnesota.

9.             Successors.  This Amendment and Waiver shall be binding upon the Company’s successors and assigns and Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

IN WITNESS WHEREOF, the Company and Executive have executed this Amendment and Waiver.

EXECUTIVE		ANALYSTS INTERNATIONAL CORPORATION

/s/ David J. Steichen		By:	/s/ Michael J. LaVelle
David J. Steichen			Michael J. LaVelle

		Its:	Chairman and Chief Executive Officer

Agreed and consented to by:

COMPUTER HORIZONS CORPORATION

By:	/s/ Michael C. Caulfield
Name

Its:	General Counsel and Secretary

Date:	July 8, 2005